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                                                                      EXHIBIT 99


NEWS FROM:                                 FOR IMMEDIATE RELEASE

[KAYDON LOGO]



KAYDON CORPORATION                         GLOBAL ENGINEERED
SOLUTIONS

CONTACT: BRIAN P. CAMPBELL
         PRESIDENT AND CHIEF EXECUTIVE OFFICER
         (734) 747-7025 EXT. 129


                      KAYDON CORPORATION REPORTS INCREASED
                           SECOND QUARTER 2003 RESULTS


Ann Arbor, Michigan - July 28, 2003

         Kaydon Corporation (NYSE: KDN) today reported net income for the second quarter 2003 of $8.3 million or $.29 per common share on a diluted basis, based on 28.9 million common shares outstanding. For the second quarter 2002 Kaydon reported net income of $2.4 million or $.08 per common share on a diluted basis, based on 30.0 million common shares outstanding. Second quarter 2002 results included an after tax charge of $(4.8) million or $(.16) per share on a diluted basis ($7.5 million pre-tax) for litigation costs. Net income of $8.3 million in the second quarter 2003 increased 243.2 percent as compared to reported second quarter 2002 net income. Results excluding the aforementioned litigation-related charge are useful in analyzing performance from operations, but should be used only in conjunction with results reported in accordance with generally accepted accounting principles. Excluding the litigation-related charge in the second quarter of 2002, net income in the second quarter 2003 increased 15.1 percent and earnings per share on a diluted basis increased 20.8 percent when compared to the second quarter of 2002.

        Sales during the second quarter of 2003 increased 4.0 percent to $76.1 million, compared to $73.2 million in 2002's second quarter. Sales during the quarter benefited from increased demand for various Kaydon products including specialty bearings, rings and seals, and filtration elements from defense and aerospace markets as well as increased demand for the Company's linear deceleration products utilized in industrial applications. Other key markets, including specialty electronic manufacturing


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equipment, construction equipment, power generation equipment, and specialty ball markets, continued to display modest demand, reflecting customers' cautious capital spending programs.

         Sales during the first half of 2003 equaled $147.0 million, compared to $139.4 million during the comparable period last year. Net income for the first half of 2003 was $15.4 million or $.52 per common share on a diluted basis, compared with a net loss of $(4.8) million or $(.16) per common share on a diluted basis for the first half of 2002. In addition to the previously mentioned litigation-related charge, first half 2002 results included an after tax charge of $(13.2) million or $(.44) per common share on a diluted basis ($16.8 million pre-tax) for the cumulative effect of an accounting change related to goodwill impairment. Excluding these two items, net income in the first half of 2002 equaled $13.2 million.

      As previously disclosed, during the second quarter of 2003, Kaydon issued $200.0 million of 4% Contingent Convertible Senior Subordinated Notes Due 2023 (the "Notes"). Net proceeds received from the Notes were $194.0 million. A portion of the net proceeds received was utilized to repay the full amount outstanding of $72.2 million on the Company's revolving credit facility, and to repurchase 2.0 million shares of Company common stock for $43.5 million concurrent with the offering of the Notes. The remaining proceeds of $78.3 million will be utilized for general corporate purposes. Following the Notes offering, the Company's total cash and cash equivalents at June 28, 2003 totaled $228.1 million.

      Cash flow from operations during the second quarter equaled $10.4 million, compared to second quarter 2002 cash flow from operations of $6.8 million. Operating cash flow for 2003's first half totaled $22.9 million compared to $26.6 million in 2002's first half. First half 2002 cash flow included a tax refund of $10.1 million. During the first half of 2003, the Company repurchased a total of 2,332,900 shares of Company common stock for $49.8 million (including the previously mentioned 2.0 million shares repurchased concurrent with the Notes offering), paid common stock dividends of $7.3 million, and invested $5.4 million in net capital expenditures. Common shares outstanding at the end of the second quarter 2003 were 27.7 million.

      During the second quarter of 2003, the Company continued its restructuring plan to enhance operating performance and balance manufacturing utilization in the Specialty Bearings Group, part of the Specialty Metal Formed Products reporting segment. The restructuring plan resulted in a $0.3 million charge in the second quarter of 2003 primarily related to equipment relocation costs. Restructuring charges for the first half of 2003 equaled $.7 million. For the remainder of 2003, the Company expects to incur and record an additional $1.1 million of costs related to equipment relocation and other restructuring expenses. This restructuring plan is expected to provide annualized cost savings to the Company of approximately $2.0 million per year beginning in 2004.

      Brian P. Campbell, Kaydon's President and Chief Executive Officer commented,


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"In view of the challenging economic environment that many of our businesses faced during the past 30 months, our second quarter and first half performance makes us optimistic about the future. We continue to focus on strengthening our operational excellence with further implementation of our lean manufacturing and information systems programs as well as Six Sigma initiatives. Progress in these areas, along with our efforts to realign and restructure operations, has positioned the Company well for long-term earnings improvements as the economy strengthens."

        In commenting further, Mr. Campbell stated, "Maintaining our strong balance sheet and financial flexibility remains a key strategy of the Company. The issuance of the convertible Notes during the quarter increases our cash balance, enhances our liquidity and further supports our strategic growth initiatives. The current cash balances, along with the maintenance and strict control of working capital and expenditures, will further enhance our ability to pursue our strategic growth and diversification objectives."

      Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a second quarter 2003 conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-946-0786 and providing the following passcode number: 724581. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

         Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:

         https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrdwczxlvrzncl or by logging on the Kaydon Corporation website at:

         http://www.kaydon.com

and accessing the conference call at the "2Q 2003 Earnings Conference Call" icon.

         To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Monday, August 4, 2003 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 105942.

         Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

         Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

                                      # # #

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         Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company's current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive environments in which the Company's businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company's assets, and risks and uncertainties listed or disclosed in the Company's reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.





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                               KAYDON CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS



                                                    June 28,    December 31,
                                                     2003           2002
                                                 ------------   ------------
        Assets:                                  (unaudited)
        Cash and cash equivalents                $228,084,000   $146,301,000
        Accounts receivable, net                   46,454,000     38,334,000
        Inventories, net                           47,901,000     47,019,000
        Other current assets                       15,459,000     12,396,000
                                                 ------------   ------------

             Total current assets                 337,898,000    244,050,000


        Plant and equipment, net                   83,692,000     84,380,000

        Goodwill, net                             110,423,000    108,770,000
        Other intangible assets, net                9,323,000      9,744,000
        Other assets                               36,014,000     30,203,000
                                                 ------------   ------------

             Total assets                        $577,350,000   $477,147,000
                                                 ============   ============


        Liabilities and Shareholders' Equity:

        Accounts payable                         $ 11,896,000   $ 10,724,000
        Accrued expenses                           37,025,000     29,709,000
                                                 ------------   ------------
             Total current liabilities             48,921,000     40,433,000

        Long-term debt                            200,161,000     72,367,000
        Long-term liabilities                      68,123,000     65,598,000
                                                 ------------   ------------
             Total long-term liabilities          268,284,000    137,965,000

        Shareholders' equity                      260,145,000    298,749,000
                                                 ------------   ------------

           Total liabilities and shareholders'
               equity                            $577,350,000   $477,147,000
                                                 ============   ============


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                               KAYDON CORPORATION
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (unaudited)

                                                                      Second Quarter Ended              First Half Ended
                                                                 ------------------------------   ------------------------------
                                                                    June 28,         June 29,        June 28,         June 29,
                                                                      2003             2002            2003             2002
                                                                 -------------    -------------   -------------    -------------
Net sales                                                        $  76,143,000    $  73,243,000   $ 146,958,000    $ 139,388,000

Cost of sales                                                       49,215,000       48,619,000      96,018,000       92,529,000
                                                                 -------------    -------------   -------------    -------------

Gross profit                                                        26,928,000       24,624,000      50,940,000       46,859,000

Selling, general, and administrative expenses                       13,844,000       13,482,000      27,132,000       26,462,000

Litigation-related charge                                                   --        7,500,000              --        7,500,000
                                                                 -------------    -------------   -------------    -------------

Operating income                                                    13,084,000        3,642,000      23,808,000       12,897,000

Net interest (expense) income                                         (291,000)         144,000        (101,000)         189,000
                                                                 -------------    -------------   -------------    -------------

Income from operations before income taxes                          12,793,000        3,786,000      23,707,000       13,086,000

Provision for income taxes                                           4,477,000        1,363,000       8,297,000        4,711,000
                                                                 -------------    -------------   -------------    -------------

Income from operations before cumulative effect of accounting
  change                                                             8,316,000        2,423,000      15,410,000        8,375,000

Cumulative effect of accounting change (goodwill impairment),
  net of income tax credit of $3,544,000                                    --               --              --      (13,222,000)
                                                                 -------------    -------------   -------------    -------------

Net income (loss)                                                $   8,316,000    $   2,423,000   $  15,410,000    ($  4,847,000)
                                                                 =============    =============   =============    =============


Weighted average common
   shares outstanding
     Basic                                                          28,845,000       29,987,000      29,387,000       29,982,000
     Diluted                                                        28,860,000       30,015,000      29,399,000       30,001,000


Earnings per share from operations before cumulative effect of accounting change
     Basic                                                       $        0.29    $        0.08   $        0.52    $        0.28
     Diluted                                                     $        0.29    $        0.08   $        0.52    $        0.28

Loss per share from cumulative effect of accounting change
     Basic                                                                  --               --              --           ($0.44)
     Diluted                                                                --               --              --           ($0.44)

Earnings (loss) per share
     Basic                                                       $        0.29    $        0.08   $        0.52           ($0.16)
     Diluted                                                     $        0.29    $        0.08   $        0.52           ($0.16)

Dividends per share                                              $        0.12    $        0.12   $        0.24    $        0.24



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